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                                                                   EXHIBIT 10.21

                               Warren V. Musser


October 4, 2000, as amended as of November 8, 2000

Safeguard Scientifics, Inc.
435 Devon Park Drive
Wayne, PA  19087

Ladies and Gentlemen:

This letter (the "Letter") was delivered to you in connection with the guaranty delivered on the 4th day of October, 2000 by Safeguard Scientifics, Inc. (the "Company") (such guaranty or any replacement thereof from the Company or any affiliate of the Company referred to herein as the "Guaranty"), which Guaranty relates to certain obligations to Legg Mason Wood Walker ("Legg Mason") arising under the Warren V. Musser Foundation Inc Legg Mason Account (Number [INTENTIONALLY OMITTED]) (the "Foundation Account") and the Warren V. Musser Legg Mason Account (Number [INTENTIONALLY OMITTED]) (the "Musser Account," and together with the Foundation Account, the "Accounts"). This Letter is being amended in connection with the loan to you by the Company of an aggregate of $10,000,000 made on October 18, 2000 (the "Loan")

In consideration of the Company's entering into the Guaranty and the extension of the Loan, I hereby agree as follows:

     1. I hereby irrevocably, unconditionally and absolutely agree to pay to the Company, its successors and assigns all sums due or becoming due under the Guaranty, including without limitation any amounts paid by the Company to Legg Mason relating to the Accounts ("Reimbursement Payments"). My obligation to make Reimbursement Payments to the Company is a continuing obligation and shall remain in full force and effect and shall be binding upon me until the written release of the Guaranty. This repayment obligation shall be in addition to and not in substitution for any subrogation right the Company may have in connection with the Guaranty. Any payment due hereunder and not made immediately following demand therefor by the Company shall bear interest at a rate per annum equal to the prime rate as set forth in The Wall Street Journal (the "Prime Rate") plus
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2% payable on demand (determined on the basis of a 360-day year) from the date of such demand until payment in full. My obligation under this paragraph to make Reimbursement Payments shall be absolute and unconditional under any and all circumstances whatsoever including, without limitation, the following circumstances: (i) any lack of validity or enforceability of the Guaranty or any other related documents; (ii) the amendment or waiver of or any consent to or departure from the Guaranty; (iii) the existence of any claim, set-off, defense or other rights which I may have at any time against the Company or any other person or entity, whether in connection with this Letter, any related documents or any unrelated transactions; and (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
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     2.   I hereby agree to grant to the Company, to secure my obligations under this Letter and under the Loan, at any time as the Company requests in its sole discretion, a lien and security interest in any and all assets now owned or hereafter acquired by me (which security interest shall be a first priority interest subject only to such interests as exist on the date hereof), provided, however that the grant of such a lien or security interest shall not apply to any particular asset of mine if the grant of a lien or security interest in such asset is prohibited by, or would otherwise constitute an event of default under, any agreement with a third party lender to which I am a party or by which my assets are bound; provided further, however, that at the Company's request I will use my reasonable best efforts to obtain permission to grant liens on such assets from such lenders to secure my obligations under this Letter and under the Loan. I shall, at my expense, promptly execute and deliver all instruments and documents and take all action that may be necessary or desirable, or that the Company may request in its sole discretion, in order to grant, perfect or protect any security interest granted to the Company including the actions set forth in paragraph 7 below. All liens or security interests on my assets as of the date of the amendment to this Letter are either fully described in the financial disclosures I have provided to the Company or will provide to the Company within two business days of the date hereof.

     3. I hereby agree to reimburse the Company for any liabilities, losses, claims, damages, actions, suits, proceedings, demands, fines, penalties, assessments, adjustments, settlement payments, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) suffered, sustained, incurred or paid by the Company in connection with, resulting from or arising directly or indirectly out of or incurred in entering into and/or implementing or enforcing the Guaranty, the Loan and/or this Letter.

     4. Without the prior written consent of the President or Chief Financial Officer of the Company, I shall not dispose of any assets of the Accounts (except to the extent that the assets disposed of are applied to the repayment of the margin loans in the Accounts and do not involve the disposition of Safeguard common stock or Internet Capital Group common stock unless such sale is approved by the President or Chief Financial Officer of the Company) or incur any additional indebtedness relating to the Accounts or any other indebtedness for borrowed money (including without limitation margin loans in the Accounts or in any other accounts as to which the Accounts are contingently liable).
Subject to the rights of any senior creditors, with a senior lien on such assets I agree to use the proceeds of all other assets sold by me (whether or not pledged to secure my obligations under this Letter) to repay my obligations to the Company set forth herein and relating to the Loan, provided, however, that I shall be entitled to retain a portion of such proceeds equal to my reasonable and good faith estimate of all taxes I will owe in connection with the disposition of such assets based upon my overall tax position and taking into account losses which are available to offset such taxes.

     5. I shall prepare and submit promptly, but in any event not later than November 14, 2000, to the appropriate special committee of the Board of Directors of the Company a financial plan which describes in reasonably specific detail the actions I will use my reasonable best efforts to take to eliminate the Guaranty and to repay the Loan as promptly as practicable which plan shall be reasonably acceptable to the special committee and shall provide that a substantial amount of the Loan shall be repaid and a substantial portion of the Company's liability under the Guaranty be reduced by December 31, 2000 (a "Repayment Plan"). Notwithstanding anything to

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the contrary set forth herein, I will take such actions as are necessary to repay the Loan and obtain the release of the Company from the Guaranty not later than March 15, 2000. The failure to make such repayment and obtain such release shall be a default hereunder.

     6. From and after the date of this letter, I shall use my reasonable best efforts to promptly put in place such alternative arrangements to release the Company from its obligations under the Guaranty and to repay the Loan, including securing a replacement guaranty for the obligations under the Accounts, infusing additional capital in the Accounts, disposing of securities in the Accounts, disposing of other assets in which I have an ownership interest and applying the net proceeds of such dispositions in accordance with paragraph 4, or taking any other action or entering into such other arrangements with a third party, in each case as the Company may reasonably direct from time to time.

     7. I shall promptly use my reasonable best efforts to sell the property located at 304 Vassar Street, Cambridge, Massachusetts (the "Vassar Property") on or before December 31, 2000 and cause all net proceeds of the sale to be applied in accordance with paragraph 4. I agree to provide the Company with weekly progress reports on the sale of the Vassar Property, and if such sale is not made by December 31, 2000 to use my best efforts to get permission from the current mortgagor to grant to the Company a mortgage on such property and following obtaining such permission to grant the Company a lien on the Vassar Property. Other than a mortgage to the Company, I agree not to grant any other liens on the Vassar Property and to keep it free and clear of all liens not existing on the date hereof or relating to real property taxes which are not yet due or are being contested in good faith. Should the Company consent to any refinancing of the Vassar Property, all proceeds shall be applied in accordance with paragraph 4.

The undertakings and obligations set forth in this letter are intended to be legally binding on me and my heirs and assigns, and may not be altered or amended except by written instrument signed by the President of the Company after due authorization from the Company's Board of Directors.

I hereby waive (i) any and all notices whatsoever with respect to this letter or any of my obligations to the Company relating to the Guaranty, and (ii) the defenses of diligence, presentment for payment and protest, demand or extensions of time for payment.

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This letter amends and restates in its entirety the letter I delivered to the
Company on October 4, 2000 and shall be governed by, and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania. By signing below, the Company agrees that copies of all communications to me regarding this letter, the Guaranty, the Loan and Repayment Plan shall be directed to my counsel, Morgan R. Jones, Esq., Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103.


Very truly yours,

/s/ WARREN V. MUSSER

Warren V. Musser
Acknowledged and Accepted by
Safeguard Scientifics, Inc.

By:  /s/ HARRY WALLAESA
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Name: Harry Wallaesa
Title: President

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